Exhibit 99.1
GTSI Announces Peter Whitfield as Chief Financial Officer
CHANTILLY, VA, November 3, 2008 — GTSI Corp. (NASDAQ: GTSI), an Enterprise IT infrastructure solutions and services provider to government, today announced that Peter Whitfield, age 49, has been selected by the Board of Directors of GTSI to serve as Senior Vice President — Finance and Chief Financial Officer.
“Since joining GTSI, Peter has been an invaluable member of our leadership team. I am pleased that the Board has selected Peter for this job and that he will be working by my side in a partnership to drive GTSI to sustained profitability,” said Jim Leto, GTSI’s Chief Executive Officer.
Prior to the appointment as GTSI’s Chief Financial Officer, Mr. Whitfield has led the Company’s financial planning, analysis and internal audit functions. Mr. Whitfield held various executive leadership positions in sales operations and finance for companies, including MCI, Winstar, Broadwing, and InPhonic, where he was responsible for leading the customer service, fulfillment, procurement, credit and activation processes.
Mr. Whitfield holds a BS in public accounting from Pace University, Pleasantville, NY.
About GTSI Corp.
GTSI Corp. provides information technology solutions by offering a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows government agencies to implement solutions of national and local significance quickly and cost effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet governments’ current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com
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